Exhibit 99.1

PRESS RELEASE

Karman Space & Defense Releases Preliminary Second Quarter Fiscal Year 2025 Financial Results in Connection with Launch of Secondary Public Offering; Schedules Earnings Release, Conference Call and Webcast

HUNTINGTON BEACH, Calif., July 21, 2025 - Karman Space & Defense (NYSE: KRMN) (“Karman,” the “Company,” “we” or “us”), a leader in the rapid design, development and production of critical, next-generation system solutions for launch vehicle, satellite, spacecraft, missile defense, hypersonic and UAS customers, today released preliminary second quarter fiscal year 2025 financial results in connection with an underwritten public offering (the “Offering”) of 20,000,000 shares of its common stock being offered by certain selling stockholders. The selling stockholders expect to grant the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of common stock. The Company is not selling any shares of common stock and will not receive any proceeds from the sales of shares in the Offering. The Company also announced it will issue financial results for the Company’s second quarter fiscal year 2025 after financial markets close on Thursday, August 7, 2025. Management will host a conference call and live audio webcast to discuss the results at 1:30 p.m. Pacific Time.

Preliminary Second Quarter Fiscal Year 2025 Results (unaudited)

Set forth below are preliminary estimates of selected unaudited financial information and other information for the three months ended June 30, 2025, and actual unaudited financial results for the three months ended June 30, 2024. We have provided ranges of certain preliminary results below because our closing procedures for our fiscal quarter ended June 30, 2025 are not yet complete. These ranges are based on the information available to us as of the date of this press release. Our final results remain subject to customary closing procedures or subsequent events, however we do not expect our final results to materially differ from the preliminary results shown below. These preliminary estimates are forward-looking statements. Our unaudited financial results as of the three months ended June 30, 2025 are not yet finalized. During the course of the preparation of our unaudited financial statements and the notes thereto by management, additional items that require adjustments to the preliminary results presented below may be identified.

The preliminary results provided below do not represent a comprehensive statement of our financial results and should not be viewed as a substitute for the financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the preliminary results for the three months ended June 30, 2025 are not necessarily indicative of the results to be achieved in any future period.

	Three Months Ended June 30,
(In thousands, except percentages)	2025		2024
	Low (Estimated)	High (Estimated)
Revenue	$114,500	$115,000	$85,039
Gross Profit	$46,700	$47,000	$34,594
Pretax Income	$8,310	$8,400	$4,916
Net income	$6,170	$6,200	$4,604
Funded backlog	$712,000	$715,000	$528,008
Adjusted EBITDA[1]	$34,850	$35,150	$27,423
Adjusted EBITDA margin[1]	$30.4%	$30.6%	$32.2%

1.

Adjusted EBITDA and Adjusted EBITDA margin are not calculated in accordance with GAAP. See below for a reconciliation of net income (loss) to Adjusted EBITDA and net income (loss) margin to Adjusted EBITDA margin, the most directly comparable financial measures calculated in accordance with GAAP.

The estimates of Karman’s revenue, gross profit, pretax income, net income, funded backlog and adjusted EBITDA, as of June 30, 2025 are preliminary, have not been audited, do not present all information necessary for an understanding of Karman’s financial condition as of June 30, 2025, and are subject to change upon completion of Karman’s financial statement closing procedures. The preliminary financial data included in the above has been prepared by, and is the responsibility of, Karman’s management. Karman’s independent registered public accounting firm has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Karman’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

For the three months ended June 30, 2025, we expect revenue to be between $114.50 million and $115.00 million, representing an estimated increase of approximately 34.6% and 35.2%, compared to revenue of $85.04 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect total gross profit to be between $46.70 million and $47.00 million, compared to total gross profit of $34.59 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect income before provision for income taxes to be between $8.31 million and $8.40 million, compared to income before provision for income taxes of $4.92 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect net income to be between $6.17 million and $6.20 million, compared to net income of $4.60 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, net income margin is expected to be 5.4%, compared to net income margin of 5.4% for the three months ended June 30, 2024.

For the three months ended June 30, 2025, we expect funded backlog to be between $712.00 million and $715.00 million, representing an estimated increase of approximately 34.8% and 35.4%, compared to funded backlog of $528.01 million for the three months ended June 30, 2024.

For the three months ended June 30, 2025, Adjusted EBITDA is expected to be between $34.85 million and $35.15 million, compared to Adjusted EBITDA of $27.42 million for the three months ended June 30, 2024. For the three months ended June 30, 2025, Adjusted EBITDA margin is expected to be between 30.4% and 30.6%, compared to Adjusted EBITDA margin of 32.2% for the three months ended June 30, 2024.

The following table reconciles expected net income (loss) to Adjusted EBITDA for the three months ended June 30, 2025, and net income (loss) margin to Adjusted EBITDA margin for the three months ended June 30, 2025, as well as actual financial results derived from our unaudited financial statements for the three months ended June 30, 2024:

	Three Months Ended June 30,
(in thousands, except percentages)	2025		2024
	Low (Estimated)	High (Estimated)
Net income	$6,170	$6,200	$4,604
Adjustments:
Income tax provision	2,140	2,300	311
Interest expense, net	11,850	11,900	13,401
Depreciation and amortization(a)	10,280	10,350	8,306
EBITDA	30,440	30,650	26,622
Adjustments:
Acquisition related expenses(b)	3,840	3,910	79
Integration expenses and non-recurring restructuring costs(c)	375	380	476
Lender and administrative agent fees(d)	195	210	—
Other non-recurring costs(e)	—	—	—
Share-based compensation(f)	—	—	246
Adjusted EBITDA	$34,850	$35,150	$27,423
Revenues	114,500	115,000	85,039
Net income margin	5.4%	5.4%	5.4%
Adjusted EBITDA Margin	30.4%	30.6%	32.2%

a

Depreciation and amortization expense includes a range of $2,780 to $2,850, and $1,985 of depreciation and amortization recorded in cost of goods sold for the three months ended June 30, 2025 and June 30, 2024, respectively.

b

Represents legal and due diligence fees incurred in connection with planned and completed acquisitions, which are required to be expensed as incurred. During the periods presented, these costs were incurred for due diligence and legal fees related to an acquisition of equipment and intangible assets.

c

These costs include company-wide system implementation expenses and Company re-branding costs. This category also includes post-acquisition integration costs, and employee expenses related to acquisitions or restructuring activities.

d	Reflects non-recurring lender fees associated with one-off amendments to the Company’s credit agreement, separate from ongoing administrative fees.
e	Other non-recurring costs consisted primarily of non-cash impairment losses during the three months ended June 30, 2024.
f	Reflects non-cash share-based compensation expenses associated with the Company’s P Units.

Second Quarter Fiscal Year 2025 Earnings Conference Call and Webcast

Hosting the Company’s conference call and webcast to review results for the second quarter fiscal year 2025 will be Tony Koblinski, Chief Executive Officer; Mike Willis, Chief Financial Officer; Jonathan Beaudoin, Chief Operating Officer; and Steven Gitlin, Vice President, Investor Relations.

Conference Call and Webcast Event Summary

Date: August 7, 2025

Time: 1:30 PM PDT | 2:30 PM MDT | 3:30 PM CDT | 4:30 PM EDT

Participant Dial-In: toll-free +1 (800) 715-9871 / international toll +1 (646) 307-1963

Conference ID: 4015462

Investors with Internet access may listen to the live audio webcast directly by clicking here or via the Investors section of the Karman Space & Defense, Inc. website, https://investors.karman-sd.com, under “News and Events.” Please allow 10 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations section of the Company’s website at https://investors.karman-sd.com. The audio replay will also be available via telephone from Thursday, August 7, 2025, at approximately 7:00 p.m. Pacific Time through Thursday, August 14, 2025, at 11:59 p.m. Pacific Time. Dial toll-free +1 (800) 770-2030 or international toll +1 (609) 800-9909 and use Playback ID: 4015462.

Non-GAAP Financial Metrics

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of our financial measures are not prepared in accordance with generally accepted accounting principles (“non-GAAP”) under the Securities and Exchange Commission (the “SEC”) rules and regulations. For example, in this press release, we present, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, all of which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. These measures are presented for supplemental informational purposes only, and are not intended to be substitutes for any GAAP financial measures, including net income, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP. Where appropriate, reconciliations of our non-GAAP financial measures to the most comparable GAAP figures are included. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Forward-Looking Statements

This press release includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “expectation,” “believe,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “likely,” “seek,” “project,” “model,” “ongoing,” “will” “should,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on and reflect our current expectations, estimates, assumptions and/ or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. These risks and uncertainties include, but are not limited to, risks and uncertainties described in Karman’s registration statement on Form S-1, as it may be amended from time to time, and its Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent filings with the SEC. There can be no assurance that our expectations, estimates, assumptions and/ or projections, including with respect to the future earnings and performance or capital structure of Karman, will prove to be correct or that any of our expectations, estimates or projections will be achieved.

The forward-looking statements contained in this press release are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control.

ABOUT KARMAN SPACE & DEFENSE

Karman Space & Defense is a leader in the rapid design, development and production of critical, next-generation system solutions for launch vehicle, satellite, spacecraft, missile defense, hypersonic and UAS customers. Building on nearly 50 years of success, we deliver Payload & Protection Systems, Aerodynamic Interstage Systems, and Propulsion & Launch Systems to more than 70 prime contractors supporting over 100 space and defense programs. For more information, visit Karman-SD.com. ###

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Contacts

Investor contact:

Steven Gitlin

investors@karman-sd.com

Media contact:

press@karman-sd.com